Exhibit 99.1

INFORMATION ABOUT THE COMPANY

GENERAL

We mine, process and sell high quality bituminous steam coal from mines located in Eastern Tennessee and Southeastern Kentucky. We own the coal mineral rights to approximately 74,600 acres of land and lease the coal mineral rights to approximately 40,900 additional acres. We have expanded our operations considerably since commencing operations from a single surface mine in Tennessee in July 2003. Currently, our mining complexes include three underground mines, two surface mines, and one highwall mine. In addition, we have four preparation plants and four unit train loading facilities served by the CSX and Norfolk & Southern railroads. We hold permits that allow us to open five new mines close to our current operations, most of which we expect to be operational by the end of 2006. As of September 30, 2005, we controlled approximately 81.1 million tons of proven and probable coal reserves, of which we estimate approximately 38.8 million tons are currently recoverable. We estimate our recoverable coal reserves will provide approximately 28 years of production at our actual rate of production for the three months ended September 30, 2005. We expect our production to increase significantly as we continue to expand our operations.

Since our inception, our revenues have resulted primarily from the sale of coal to electric utility companies in the Southeastern United States. According to the U.S. Energy Information Administration (“EIA”), in 2004 the Southeast region accounted for 23% of coal-generated electricity production in the United States, more than any other U.S. region. We believe that the long-term outlook for coal demand in the Southeast is favorable, as coal-generated electricity production in our region is expected to grow at a rate of 2.0% per year according to the EIA. In addition, the Southeast region is projected by the EIA to account for 27% of the expansion of coal-generated electricity production in the United States over the next 20 years. For the nine months ended September 30, 2005, approximately 84% of our revenue was generated from coal sales to electric utility companies in the Southeastern United States and our largest customers were Georgia Power, South Carolina Public Authority (Santee Cooper) and East Kentucky Power, representing approximately 30%, 25% and 12% of our revenues, respectively.

Since we commenced production in July 2003 and through September 30, 2005, our mines have produced 1.2 million tons of coal. Approximately 60% of our production for the first three quarters of 2005 was produced at underground mines, 26% was produced at surface mines, and the remaining portion was produced at our highwall mine. We estimate that our existing mines will be capable of producing up to 1.7 million tons of coal per year. We have taken advantage of a strong pricing environment to obtain long-term (greater than 12 months in duration) supply agreements with key customers at prices averaging over $50 per ton. As of September 30, 2005, we had sales commitments in place for approximately 100% of our planned 2005 production, 74% of our planned 2006 production from existing mines and approximately 48% of our planned 2007 production from existing mines. We plan to continue to capitalize on the currently strong pricing environment by pursuing additional long-term contracts and opportunistically selling coal on the spot market for the remainder of our uncommitted production.

Coal Market Overview

Coal, the world’s most widely mined fuel commodity, is extracted both from underground and surface mines. Coal fuels more electricity generation than all other energy sources combined. According to the EIA, in

2004, coal-fueled plants generated approximately 50% of the nation’s electricity, followed by nuclear and natural gas which generated 20% and 18%, respectively. In addition, demand from domestic electric generators accounts for more than 92% of domestic coal consumption. This is primarily a result of coal’s cost advantage relative to other fossil fuels and capacity constraints of alternative methods of electricity generation. The EIA expects domestic consumption of coal by electric generators to grow at an annual rate of 1.6% through 2025.

The United States has the largest coal reserves in the world. In addition, in 2003, the United States was the second largest coal producer in the world, exceeded only by China. Over the last two decades, total domestic coal consumption in the United States has increased 50% from approximately 733 million tons in 1981 to 1.1 billion tons in 2004. We believe that future demand for coal will be driven primarily by:

Increasing demand for electricity. Demand for electricity in the United States is projected to increase by 1.9% per year through 2025, according to the EIA. Coal is currently the source fuel for approximately 50% of the electric power produced in the United States. The EIA expects that domestic demand for coal will increase at an annual rate of 1.5% per year through 2025. In addition, construction of a number of new coal-fired electric generation plants has been announced in recent years to meet the United States’ need for inexpensive baseload generating capacity.

Excess capacity is available at existing coal-fired electric generation plants. According to the EIA, the average utilization rate of coal-fired generating capacity is expected to rise from 70% in 2002 to 83% in 2025. Excess capacity at coal-fired plants represents the lowest cost source of additional electricity in the United States. Coal-fired electric power has an average cost of approximately $37.29 per megawatt hour, compared to $77.48 for natural gas and $53.90 for crude oil, according to Platts Coal Trader. The National Energy Technology Laboratory has identified 129 coal-fired plants, representing 77,000 megawatts of electric generation capacity, that have been proposed and are currently in various stages of development.

Reduced competition from nuclear energy and natural gas. Nuclear power plants, which currently provide 20% of the nation’s electricity, currently operate at an average capacity exceeding 92%, according to the EIA. Given normal refueling and maintenance requirements, as well as a number of recently announced equipment replacements, it is believed to be unlikely that the nuclear power plants in the U.S. over the next decade will be able to improve upon current utilization rates. Moreover, we believe that high costs and safety concerns suggest that new nuclear capacity is unlikely to become available over the next ten years. Natural gas is the third leading source of fuel for electric generation, with 18% of the nation’s requirements in 2004. While many new gas-fired power plants have been constructed in the past ten years, North American natural gas production has declined while demand has increased. As a result, natural gas prices have increased from $5.50 per million Btu in January 2005 to $8.71 per million Btu in November 2005, compared to $4.19 per million Btu, including sulfur credits, for coal in November 2005, making it a much more expensive alternative to coal.

Coal-fired electric generation is increasingly clean. Electric generators have responded to the passage of the Clean Air Act in 1970 and the Clean Air Act amendments in 1990 by reducing sulfur dioxide and nitrogen oxide emissions. We believe technological advances in coal combustion, with scrubbers to reduce sulfur dioxide and selective catalytic reduction to reduce nitrogen oxide emissions, as well as other clean coal technology, have resulted in a decline in sulfur dioxide and nitrogen dioxide emissions from coal use. As a result, coal-fired electric generation is continuing to become cleaner, more friendly to the environment, and more attractive to coal consumers.

Competitive Strengths

Minimal legacy contracts and liabilities. We are not burdened by below market long-term pricing contracts, and because our workforce is not unionized we do not have the extensive union pension and healthcare liabilities, including black lung liabilities and post-retirement medical benefits, that impact many of our competitors. In particular, we believe our competitors’ long-term contracts in many cases may have become disadvantageous because they were entered into at a time when coal prices were substantially lower than they are today. In contrast, we negotiated our long-term pricing contracts more recently and as a result they provide for prices averaging over $50 per ton.

High percentage of owned mineral rights. We own, rather than lease, the vast majority of the coal mineral rights of our properties, including approximately 65% of our total acreage on which reserves are located, and we own most of the reserves covered by our newly issued permits. As a result, we do not have to pay royalty payments for the majority of our reserves. Royalty payments typically range from 5% to 12% of the sales price. The absence of royalty payment obligations improves our operating margins and helps protect us in the event of downward pressure in coal prices.

Extensive high energy reserves. As of September 30, 2005, we controlled approximately 81.1 million tons of proven and probable coal reserves, of which we estimate approximately 38.8 million tons are currently recoverable. We estimate our recoverable coal reserves will provide approximately 28 years of production at our actual rate of production for the three months ended September 30, 2005. Our extensive reserves will support further increases in production. In addition, we believe the coal we produce is attractive to our customer base because of its relatively high energy content. We believe, based on historical data, that most of our reserves have an average heat content of approximately 12,500 Btu per pound.

Favorable regional market and proximity to customers. Virtually all of our coal is sold to customers in the Southeast region of the United States, which we believe is the largest and fastest growing electricity production market in the United States. This growing demand for coal in the Southeast has coincided with a decline in the Central Appalachian region’s production of coal, which has decreased 11% between 2000 and 2004, according to data from the Department of Energy. These factors have caused significant price increases for Appalachian coal. Furthermore, we believe that we have a competitive advantage over many of our competitors because our mines are geographically among the closest to the major coal consumers in the Southeastern United States. Although coal used for domestic consumption is generally sold FOB at the mine, the reduced shipping cost of coal from our mines generally provides us with a significant competitive advantage over other coal producers as it reduces our customers’ overall cost for coal and gives us more pricing flexibility.

Thin seam mining expertise. We have extensive experience in mining coal seams less than 40 inches thick, which allows us to acquire and profitably mine mineral rights that larger competitors may consider unprofitable. Due to years of extensive mining, we believe that thick seam coal reserves in the Eastern United States are becoming significantly depleted. Therefore, the ability to mine thinner seams cost effectively is growing in importance. This type of mining requires experienced personnel and, in some cases, specialized equipment. Our ability to cost effectively mine thin seams enables us to pursue growth opportunities that we believe cannot be as profitably pursued by many of our competitors.

Experienced management team. Since commencement of operations in July 2003, we have assembled a proven management team with an average of approximately 13 years of coal industry experience. The members of our management team have an established record in the coal industry of expanding productivity, reducing operating expenses, developing long-term customer relationships and driving growth.

Business Strategy

Increase production and develop our reserves. We have expanded our coal sales from 93,000 tons in the third quarter of 2004 to 336,000 tons in the third quarter of 2005. We plan to continue to significantly expand coal production in 2006 by continuing to increase production at existing mines and by opening new mines under permit. We estimate that our existing mines will be capable of producing up to 1.7 million tons of coal per year. We hold permits allowing us to open five additional mines on our properties, two of which we expect to be operational by the end of 2006. We estimate that, when opened and operational, the new mines to be opened under the five new permits will be capable of producing up to 1.5 million tons of coal per year. We also have applied for permits, or have permit applications in various stages of processing, that should enable us to open and operate six additional mines. In addition, we plan to continue to develop our reserves. As of September 30, 2005, we controlled approximately 81.1 million tons of proven and probable coal reserves, and we believe that we have substantial unproven deposits.

Improve production efficiencies. We plan to continue to improve our operating efficiencies through greater economies of scale and significant capital improvements. As we expand production in our existing mines and begin production in new mines, we plan to increasingly leverage our fixed cost infrastructure and reduce production costs. In addition, to expand our production and achieve new efficiencies, we intend to spend approximately $7.0 million of the proceeds of our pending private offering to modernize and activate a large preparation plant and rail loadout facility that will enable us to greatly expand our production capacity, and to purchase and improve a 42 mile railroad line that will connect more of our facilities to the Norfolk & Southern main line, reducing our transportation costs. This railroad will also significantly increase our shipping capacity.

Continue to acquire contiguous reserves. Our mining properties in Tennessee and Kentucky are located in close proximity to one another and are well served by adjacent railroad and interstate highway access. In addition, we believe that an attractive opportunity may exist to acquire nearby mines to further leverage our railroad access and wash plant facility. Given the small scale of these contiguous mines and their proximity to our existing operations, we believe that we are one of the only logical acquirors of these properties.

Continue to develop strong customer relationships. Since we commenced operations in July 2003, we have worked hard to develop a reputation for reliability, consistent quality and customer service, as evidenced by the long-term contracts we have entered with Santee Cooper, Georgia Power and Duke Energy. We intend to further develop our strong relationships with our customer base to enhance our market position and lock up our planned coal production under favorable long-term contracts.

Focus on safety and environmental stewardship. We intend to establish a strong reputation as the operator of some of the safest and most environmentally responsible mines in the country. Our ability to minimize lost-time injuries will improve our cost structure, foster strong government relationships and enhance our financial performance. We believe that environmental regulations will continue to become more strict, and that our commitment to environmental excellence will enable us to comply with future regulations more easily.

Risks Related to Our Business

The coal industry is intensely competitive, and our failure to compete effectively could reduce our revenue and margins.

We operate in a highly competitive industry with regional, national and international energy resources companies. We compete based primarily on price, and we believe that the principal factors that determine the price for which our coal can be sold are:

•	competition from energy sources other than coal;

•	coal quality;

•	efficiency in extracting and transporting coal; and

•	proximity to customers.

Some of our competitors have longer operating histories and substantially greater financial and other resources than we do. Our failure to compete effectively could reduce our revenues and margins.

Because we have a limited operating history, we are subject to all of the risks inherent in a new venture and cannot assure you that we will be able to operate our business profitably.

We were formed to create a regional coal producer in Tennessee. We had no revenues from our inception in January 2003 until the third quarter 2003 when we began mining operations. We are not profitable and have a limited operating history. We must be regarded as a risky venture with all of the unforeseen costs, expenses, problems, risks and difficulties to which such ventures are subject.

Our coal sales for the fiscal year ended 2004 were approximately $16.9 million, and for the nine months ended September 30, 2005 were approximately $46.8 million. We cannot assure you that we can achieve greater sales or generate earnings. We expect that many coal producers can produce and sell coal at cheaper prices per ton than our production cost rates, which could adversely affect our revenues and earnings. We may never operate profitably.

We face numerous uncertainties in estimating our economically recoverable coal reserves, and inaccuracies in our estimates could result in lower than expected revenues, higher than expected costs or decreased profitability.

We estimate that we control approximately 81.1 million tons of proven and probable reserves, including approximately 38.8 million tons of reserves that we estimate are recoverable at this time. We base our reserves estimates on engineering, economic and geological data assembled and analyzed by our staff, which includes various engineers and geologists, and aspects of which have been reviewed by outside firms. Our estimates of our proven and probable reserves and our recoverable reserves, as well as the Btu or sulfur content of our reserves, may be revised and updated to reflect the resolution of uncertainties and assumptions, the production of coal from the reserves and new drilling or other data received. Future estimates of our reserves could be materially different from the estimates set forth herein. There are numerous uncertainties inherent in estimating quantities and qualities of and costs to mine recoverable reserves, including many factors beyond our control. Estimates of economically recoverable coal reserves and net cash flows necessarily depend upon a number of variable factors and assumptions, all of which may vary considerably from actual results such as:

•	geological and mining conditions which may not be fully identified by available exploration data or which may differ from experience in current operations;

•	historical production from the area compared with production from other similar producing areas;

•	the assumed effects of regulation and taxes by governmental agencies; and

•	assumptions concerning coal prices, operating costs, mining technology improvements, severance and excise tax, development costs and reclamation costs.

For these reasons, estimates of the economically recoverable quantities and qualities attributable to any particular group of properties, classifications of reserves based on risk of recovery and estimates of net cash flows expected from particular reserves prepared by different engineers or by the same engineers at different times may vary substantially. Actual coal tonnage recovered from identified reserve areas or properties and revenues and expenditures with respect to our reserves may vary materially from estimates. As a result, the reserve estimates set forth herein may differ materially from our actual reserves. Inaccuracies in our estimates related to our reserves could result in lower than expected revenues, higher than expected costs, or decreased profitability.

Our future success depends upon our ability to continue acquiring and developing coal reserves that are economically recoverable and to raise the capital necessary to fund our expansion.

Our recoverable reserves will decline as we produce coal. We have not yet applied for the permits required or developed the mines necessary to use all of the coal deposits under our mineral rights. Furthermore, we may not be able to mine all of our coal deposits as efficiently as we do at our current operations. Our future success depends upon our conducting successful exploration and development activities and acquiring properties containing economically recoverable coal deposits. In addition, we must also generate enough capital, either through our operations or through outside financing, to mine these additional reserves. Our current strategy includes increasing our coal deposits base through acquisitions of other mineral rights, leases, or producing properties and continuing to use our existing properties.

We estimate that the cost of commencing mining operations at a new mine is approximately $750,000, plus the cost of reclamation bonds. Presently, we do not generate sufficient cash from operations to open more than one new mine per quarter. Although we expect that the proceeds from our pending private offering, if completed, together with cash generated from our operations, will be sufficient going forward to expand our operations for the foreseeable future, our ability to further expand our operations may be dependent on our ability to obtain sufficient working capital, either through cash flows generated from operations, or financing activities, or both.

Mining coal in Central Appalachia can present special difficulties. Characteristics of the land and permitting process in Central Appalachia, where all of our mines are located, may adversely affect our mining operations, our costs and the ability of our customers to use the coal that we mine. The geological characteristics of Central Appalachian coal reserves, such as depth of overburden and coal seam thickness, make them complex and costly to mine. As mines become depleted, replacement reserves may not be available when required or, if available, may not be capable of being mined at costs comparable to those characteristic of the depleting mines. In addition, as compared to mines in the Powder River Basin, permitting, licensing and other environmental and regulatory requirements are more costly and time-consuming to satisfy. These factors could materially adversely affect our mining operations and costs, and our customers’ abilities to use the coal we mine.

Our ability to implement our planned development and exploration projects is dependent on many factors, including the ability to receive various government permits.

Our planned development and exploration projects and acquisition activities may not result in the acquisition of significant additional coal deposits and we may not have continuing success developing additional mines. For example, we may not be successful in acquiring contiguous properties that will leverage our existing facilities. In addition, in order to develop our coal deposits, we must receive various governmental permits. Before a mining permit is issued on a particular parcel, environmental activists are eligible to file petitions to declare the land unsuitable for mining. For example, on November 10, 2005, two environmental groups filed a petition to halt the expansion of surface mining activities on the New River Tract and surrounding areas. We cannot predict whether we will continue to receive the permits necessary for us to expand our operations.

Defects in title or loss of any leasehold interests in our properties could adversely affect our ability to mine these properties.

We conduct, or plan to conduct, a significant part of our mining operations on properties that we lease. A title defect or the loss of any lease could adversely affect our ability to mine the associated reserves. Title to most of our owned or leased properties and mineral rights is not usually verified until we make a commitment to develop a property, which may not occur until after we have obtained necessary permits and completed exploration of the property. In some cases, we rely on title information or representations and warranties provided by our lessors or grantors. Our right to mine some of our reserves may be adversely affected if defects in title or boundaries exist or if a lease expires. Any challenge to our title could delay the exploration and development of the property and could ultimately result in the loss of some or all of our interest in the property and could increase our costs. In addition, if we mine on property that we do not own or lease, we could incur liability for such mining. Some leases have minimum production requirements or require us to commence mining in a specified term to retain the lease. Failure to meet those requirements could result in losses of prepaid royalties and, in some rare cases, could result in a loss of the lease itself.

Due to variability in coal prices and in our cost of producing coal, as well as certain provisions in our long-term contracts, we may be unable to sell coal at a profit.

We typically sell our coal for a specified tonnage amount and at a negotiated price pursuant to short-term and long-term contracts. For the nine months ended September 30, 2005, approximately 82% of the coal we produced was sold under long-term contracts. Price adjustment, “price reopener” and other similar provisions in long-term supply agreements may reduce the protection from short-term coal price volatility traditionally provided by such contracts. Two of our long-term contracts, representing 37% of our sales in the nine months ended September 30, 2005 and which expire at the end of 2007 and 2008, contain provisions allowing the purchase price to be renegotiated or adjusted based on market prices at the time at periodic intervals. Any adjustment or renegotiation leading to a significantly lower contract price would result in decreased revenues and lower our gross margins.

Coal supply agreements also typically contain force majeure provisions allowing temporary suspension of performance by us or our customers during the duration of specified events beyond the control of the affected party. Most of our coal supply agreements contain provisions requiring us to deliver coal meeting quality thresholds for certain characteristics such as Btu, sulfur content, ash content, hardness and ash fusion temperature. Failure to meet these specifications could result in economic penalties, including price adjustments, the rejection of deliveries or, in the extreme, termination of the contracts. Consequently, due to the risks mentioned above with respect to long-term supply agreements, we may not achieve the revenue or profit we expect to achieve from these sales commitments. In addition, we may not be able to successfully convert these sales commitments into long-term supply agreements.

We depend heavily on a small number of large customers, the loss of any of which would adversely affect our operating results.

For nine months ended September 30, 2005, we derived approximately 67% of our coal revenues from sales to our three largest customers and approximately 80% from sales to our five largest customers. At September 30, 2005, we had coal supply agreements with these customers that expire at various times through 2008. When these agreements expire, we may not be successful at renegotiating them and these customers may not continue to purchase coal from us pursuant to long-term coal supply agreements. If a number of these customers were to significantly reduce their purchases of coal from us, or if we were unable to sell coal to them on terms as favorable to us as the terms under our current agreements, our financial condition and results of operations could suffer materially.

The coal industry is highly cyclical, which subjects us to fluctuations in prices for our coal.

We are exposed to swings in the demand for coal, which has an impact on the prices for our coal. The demand for coal products and, thus, the financial condition and results of operations of companies in the coal industry, including us, are generally affected by macroeconomic fluctuations in the world economy and the domestic and international demand for energy. In recent years, the price of coal has been at historically high levels, but these price levels may not continue. Any material decrease in demand for coal could have a material adverse effect on our operations and profitability.

If transportation for our coal becomes unavailable or uneconomic for our customers, our ability to sell coal could suffer.

Transportation costs represent a significant portion of the total cost of delivered coal and, as a result, play a critical role in a customer’s purchasing decision. Because of rising fuel costs, our transportation costs have increased significantly. Increases in transportation costs could make our coal less competitive as a source of energy or could make some of our operations less competitive than other sources of coal.

Coal producers depend upon rail, barge, trucking, overland conveyor and other systems to deliver coal to their customers. While U.S. coal customers typically arrange and pay for transportation of coal from the mine to the point of use, disruption of these transportation services because of weather-related problems, strikes, lock-outs, excessive demand for their services or other events could temporarily impair our ability to supply coal to our customers and thus could adversely affect our results of operations.

We face risks inherent to mining which could increase the cost of operating our business.

Our mining operations are subject to conditions beyond our control that can delay coal deliveries or increase the cost of mining at particular mines for varying lengths of time. These conditions include weather and natural disasters, unexpected maintenance problems, key equipment failures, variations in coal seam thickness, variations in the amount of rock and soil overlying the coal deposit, variations in rock and other natural materials and variations in geologic conditions. Any of these factors could increase the cost of operating our business, which would lower or eliminate our margins.

A shortage of skilled labor in the mining industry could pose a risk to achieving optimal labor productivity and competitive costs, which could adversely affect our profitability.

Efficient coal mining using modern techniques and equipment requires skilled laborers, preferably with at least a year of experience and proficiency in multiple mining tasks. In order to support our planned expansion opportunities, we intend to sponsor both in-house and vocational coal mining programs at the local level in order to train additional skilled laborers. In the event the shortage of experienced labor continues or worsens or we are unable to train the necessary amount of skilled laborers, there could be an adverse impact on our labor productivity and costs and our ability to expand production and therefore have a material adverse effect on our earnings.

In addition, we have supplemented our direct workforce through the use of contract miners. If our contract miners are unable to perform their duties as expected, we may experience temporary disruptions in our production. For example, in October 2005, we terminated our agreement with one of our contract miners, and as a result we were required to purchase coal to satisfy our sales requirements. We do not expect that this will have a material effect on our results of operations for the fourth quarter of 2005. However, if difficulties with our contract miners arise in the future, there could be an adverse effect on our productivity and costs and our ability to expand production and therefore have a material adverse effect on our earnings.

The government extensively regulates our mining operations, which imposes significant costs on us, and future regulations could increase those costs or limit our ability to produce coal.

Federal, state and local authorities regulate the coal mining industry with respect to matters such as employee health and safety, permitting and licensing requirements, air quality standards, water pollution, plant and wildlife protection, reclamation and restoration of mining properties after mining is completed, the discharge of materials into the environment, surface subsidence from underground mining and the effects that mining has on groundwater quality and availability. In addition, legislation mandating specified benefits for retired coal miners affects our industry.

Numerous governmental permits and approvals are required for mining operations. We are required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that any proposed exploration for or production of coal may have upon the environment. The costs, liabilities and requirements associated with these regulations may be costly and time-consuming and may delay commencement or continuation of exploration or production operations. The possibility exists that new legislation and/or regulations and orders may be adopted that may materially adversely affect our mining operations, our cost structure and/or our customers’ ability to use coal. New legislation or administrative regulations (or judicial interpretations of existing laws and regulations), including proposals related to the protection of the environment that would further regulate and tax the coal industry, may also require us or our customers to change operations significantly or incur increased costs. The majority of our coal supply agreements contain provisions that allow a purchaser to terminate its contract if legislation is passed that either restricts the use or type of coal permissible at the purchaser’s plant or results in specified increases in the cost of coal or its use. These factors and legislation, if enacted, could have a material adverse effect on our financial condition and results of operations.

In addition, the United States and over 160 other nations are signatories to the 1992 Framework Convention on Climate Change which is intended to limit emissions of greenhouse gases, such as carbon dioxide. In December 1997, in Kyoto, Japan, the signatories to the convention established a binding set of emission targets for developed nations. Although the specific emission targets vary from country to country, the United States would be required to reduce emissions to by 5% from 1990 levels over a five-year period from 2008 through

2012. Although the United States has not ratified the emission targets and no comprehensive regulations focusing on U.S. greenhouse gas emissions are in place, these restrictions, whether through ratification of the emission targets or other efforts to stabilize or reduce greenhouse gas emissions, could adversely impact the price of and demand for coal. According to the EIA’s “Emissions of Greenhouse Gases in the United States 2001,” coal accounts for approximately one-third of carbon dioxide emissions in the United States, and efforts to control carbon dioxide emissions could result in reduced use of coal if electricity generators switch to sources of fuel with lower carbon dioxide emissions. Further developments in connection with regulations or other limits on carbon dioxide emissions could have a material adverse effect on our financial condition or results of operations.

A substantial or extended decline in coal prices could reduce our revenues and the value of our coal reserves.

The prices we charge for coal depend upon factors beyond our control, including:

•	the supply of, and demand for, domestic and foreign coal;

•	the demand for electricity;

•	the proximity to, capacity of, and cost of transportation facilities;

•	domestic and foreign governmental regulations and taxes;

•	air emission standards for coal-fired power plants;

•	regulatory, administrative and court decisions;

•	the price and availability of alternative fuels, including the effects of technological developments; and

•	the effect of worldwide energy conservation measures.

Our results of operations are dependent upon the prices we charge for our coal as well as our ability to improve productivity and control costs. Decreased demand would cause spot prices to decline and require us to increase productivity and lower costs in order to maintain our margins. If we are not able to maintain our margins, our operating results could be adversely affected. Therefore, price declines may adversely affect operating results for future periods and our ability to generate cash flows necessary to improve productivity and invest in operations.

If the coal industry experiences overcapacity in the future, our profitability could be impaired.

During the mid 1970s and early 1980s, a growing coal market and increased demand for coal attracted new investors to the coal industry, spurred the development of new mines and resulted in added production capacity throughout the industry, all of which led to increased competition and lower coal prices. Similarly, an increase in future coal prices could encourage the development of expanded capacity by new or existing coal producers. Any overcapacity could reduce coal prices in the future.

Our operations could be adversely affected if we fail to maintain required bonds.

Federal and state laws require bonds or cash deposits to secure our obligations to reclaim lands used for mining, to pay federal and state workers’ compensation, to secure coal lease obligations and to satisfy other miscellaneous obligations. Reclamation bonds are typically renewable on a yearly basis if they are not posted with cash. Our failure to maintain, or inability to acquire, bonds that are required by state and federal law would have a material adverse effect on us. That failure could result from a variety of factors including the following:

•	lack of availability, higher expense or unfavorable market terms of new bonds;

•	restrictions on the availability of collateral for current and future third-party bond issuers under the terms of our indenture or a future credit facility; and

•	the exercise by third-party bond issuers of their right to refuse to renew the bonds.

Terrorist threats and environmental zealotry may negatively affect our business, financial condition and results of operations.

Our business is affected by general economic conditions, fluctuations in consumer confidence and spending, and market liquidity, which can decline as a result of numerous factors outside of our control, such as terrorist attacks and acts of war. Our business also may be affected by environmental activists who engage in activities intended to disrupt our business operations. In particular, environmental activists have conducted protests outside the homes of certain of our executives, including our Chief Executive Officer. We have spent approximately $650,000 during the nine months ended September 30, 2005 on security measures and legal fees, largely as a result of perceived threats by some environmental activists. Future terrorist attacks against U.S. targets, rumors or threats of war, actual conflicts involving the United States or its allies, or military or trade disruptions affecting our customers may materially adversely affect our operations. As a result, there could be delays or losses in transportation and deliveries of coal to our customers, decreased sales of our coal and extension of time for payment of accounts receivable from our customers. Strategic targets such as energy-related assets may be at greater risk of future terrorist attacks than other targets in the United States. In addition, disruption or significant increases in energy prices could result in government-imposed price controls. It is possible that any, or a combination, of these occurrences could have a material adverse effect on our business, financial condition and results of operations.

Certain provisions in our Series A convertible preferred stock may impact our ability to obtain additional financing in the future.

In addition to cash flows generated from operations, we may need to raise capital in the future through the issuance of securities. In order to issue securities that rank senior to our Series A convertible preferred stock in terms of liquidation preference, redemption rights or dividend rights, we must obtain the affirmative consent of holders of at least 75% of the outstanding shares of our Series A convertible preferred stock. If we are unable to obtain the consent of these holders in connection with future financings, we may be unable to raise additional capital on acceptable terms, or at all.

The loss of key management personnel could adversely affect our business.

We are heavily dependent upon the skills, talents, and abilities of our executive officers and board of directors to implement our business plan. Given the intense competition for qualified management personnel in our industry, the loss of the services of any key management personnel may significantly and detrimentally affect our business and prospects. We may not be able to retain some or all of our key management personnel, and even if replaceable, it may be time consuming and costly to recruit qualified replacement personnel.

Our Operations

We engage in coal production by locating, assembling, leasing, assessing, permitting and developing coal properties in Eastern Tennessee and Southeastern Kentucky. We own approximately 65% of our coal mineral rights and lease the remaining portion. After obtaining permits from the OSM and posting reclamation bonds, we mine our properties for the extraction of coal minerals, and then sell the coal primarily to state-run utility companies pursuant to long-term contracts on a per ton basis at previously negotiated rates. The reclamation bonds typically take the form of letters of credit or direct cash deposits with the OSM. At September 30, 2005, we had $257,500 on deposit with the OSM, had approximately $5.1 million of cash invested in certificates of deposit, against which irrevocable bank letters of credit are written in favor of the OSM and had posted a $700,000 letter of credit in favor of the OSM secured by our executive office building.

We currently are mining coal from two surface mines, three deep mines, and one highwall mine in Eastern Tennessee and Southeastern Kentucky. The following table provides information for each of our mining properties as of September 30, 2005:

Location	Control	Acres	Proven/Probable	Recoverable
			(millions of tons)
Tennessee Reserves:
New River Tract	Owned	65,000	40.8	17.1
Ketchen Tract	Leased	7,000	6.8	4.5
TVA Tract	Leased	4,400	6.7	3.4
Other	Leased	1,400	1.6	0.8
Kentucky Reserves:
Straight Creek Tract	Leased	26,400	9.0	4.9
Pine Mountain Tract	Owned & Leased	10,400	13.2	6.6
Begley Tract	Leased	950	3.0	1.5

Totals		115,550	81.1	38.8

Tennessee Mines

Surface Mine TN No. 07. We acquired this surface mine in October 2004 as part of an acquisition of mining permits and mineral rights from Robert Clear Coal Corporation. This mine is located on the Ketchen tract. This mine uses a front end loader and dozer method of surface mining multiple seams of coal and is located near Elk Valley in Eastern Tennessee. Production started in the fourth quarter of 2004.

Typically, coal from this mine is either trucked directly to our customers or to our Turley rail loadout facility, which is located on the NS railroad. This loadout facility was an asset acquired from US Coal, Inc. in April 2004. From the date of acquisition until September 30, 2005, we produced approximately 209,442 tons of coal from this mine.

There are an estimated 1,200 mineable acres located in the permitted area. There are three major seams and multiple minor seams within the permitted area that are suitable for mining. In all, the property’s average seam height is 32 inches. We estimate that the recoverable reserves in this mine amount to approximately 4.5 million tons. The average quality of all mineable seams for this mine is 12,000 Btu per pound and sulfur content is approximately 2.0 pounds per million Btu.

Deep Mine TN No. 11. In April 2004, we acquired this underground mine as part of an acquisition of mining permits and mineral rights from US Coal, Inc. and of coal leases from the Tennessee Valley Authority (“TVA”). This mine utilizes a continuous mining method of extraction and is located on the TVA tract near Smoky Junction, in Eastern Tennessee. Production started in the fourth quarter of 2004.

Typically, coal from this deep mine is trucked to our Smoky Junction preparation plant where it is washed and then trucked to our Turley rail loadout facility, which is located on the NS railroad. Both the Smoky Junction and Turley facilities were acquired from US Coal. From the start of production in November 2004 until September 30, 2005, we produced approximately 233,234 tons of coal from this mine.

Mine No. 11 is located on an estimated 1,000 mineable acres with an average seam height less than 35 inches. We estimate that the recoverable reserves amount to approximately 2.5 million tons. Typical coal quality for this mine is 12,500 Btu per pound and sulfur content is less than 2.2 pounds per million Btu.

Kentucky Mines

Deep Mine KY No. 01. In November 2004, we acquired this underground mine as part of an acquisition of mining permits and mineral rights from Appalachian Fuels, LLC. This mine is located on the Begley and Straight Creek tracts. This mine utilizes a continuous or “room and pillar” mining method of extraction and is located on the Straight Creek and Pine Mountain properties in Southeastern Kentucky. We currently use Kelco Services, Inc., a contract miner, to mine this property.

The coal from this deep mine is trucked to our Brittain preparation plant where it is washed and then trucked to our Viall rail loadout facility that is located on the CSX railroad. Both the Brittain and Viall facilities were assets acquired from Appalachian Fuels. From the date of acquisition, November 2004, until September 30, 2005, we produced approximately 182,654 tons of coal from this mine.

Deep Mine KY No. 02. In November 2004, we acquired this reserve as part of an acquisition of mining permits and mineral rights from Appalachian Fuels, LLC. This mine is located on the Begley and Straight Creek tracts, which is the same permitted area and coal seam as Mine No. 01, but did not start producing coal until 2005. This mine utilizes a continuous or “room and pillar” mining method of extraction and is located on the Straight Creek and Pine Mountain properties in Southeastern Kentucky. We currently use Rebco Coal, Inc., a contract miner, to mine this property.

We truck coal from this mine to our Brittain preparation plant where it is washed and then trucked to our Viall rail loadout facility that is located on the CSX railroad. Both the Brittain and Viall facilities were assets acquired from Appalachian Fuels. Since initiating operations in 2005 until September 30, 2005, we produced approximately 47,746 tons of coal from this mine.

Mines No. 1 and 2 are both located on an estimated 605 mineable acres located with an average seam height less than 40 inches. Based on these estimates, the recoverable reserves amount to approximately 1.9 million tons. Typical coal quality for this mine is 12,500 Btu per pound and sulfur content is less than 2.0 pounds per million Btu.

High Wall Miner KY No. 03. In November 2004, we acquired this coal reserve as part of the Appalachian Fuels, LLC acquisition which is located on the Begley and Straight Creek tracts. The highwall miner was purchased in March 2005 and coal extraction began in April 2005. We truck coal from this mine to our Viall rail loadout facility that is located on the CSX railroad. From April 1 through September 30, 2005, we produced approximately 115,783 tons of coal under our agreement with Roco Coal, Inc., a contract miner, which operates this mine for us.

Surface Mine KY No. 04. In November 2004, we acquired this surface mine as part of the Appalachian Fuels, LLC acquisition which is located on the Begley and Straight Creek tracts. This surface mine facilitates the clearing of a “highwall” primarily for purposes of using the highwall miner. The mine was operated by a subcontractor from June 1 through August 8, 2005, at which time we began operating the mine using our own employees. From June 1 through September 30, 2005, we produced approximately 15,247 tons of coal from this mine.

The highwall miner and surface mine, nos. 3 and 4, are both located on an estimated 3,982 acres with an average seam height of 32 inches. We estimate that the recoverable reserves amount to approximately 1.3 million tons. Typical coal quality for this mine is 12,500 Btu per pound and sulfur content is less than 2.0 pounds per million Btu.

Permitted Non-Operating Mines

Currently, we have five issued mining permits and one additional permit that we believe will be issued within the next two months. Five of the approved mining permits are located in Tennessee and the sixth approved mining permit is in Kentucky. We have also applied for permits, or have permit applications in various stages of processing, that should enable us to operate an additional six mines.

Tennessee Permits. The first approved mining permit is for a surface mine and is located on the New River Tract that we own. We estimate that this mine contains approximately 2.6 million tons of recoverable reserves. We plan to open this mine in early 2006.

The second approved mining permit, which has been approved but not yet issued, is for an underground mine and is located on the TVA Tract that we lease. We estimate this mine contains approximately 850,000 tons of recoverable reserves. We plan on opening this mine during the second quarter of 2006.

In addition, we hold three additional permits for mines in Tennessee. Two are for underground operations and one is for a combination surface and highwall mining operation. We expect to open these mines after the two mines discussed above and the Kentucky mine discussed below are fully operational.

Kentucky Permit. This mining permit is for an underground mine located on the Straight Creek Tract. We estimate this mine contains approximately 500,000 tons of recoverable reserves. We plan to open this mine during the second quarter of 2006.

Reserves

We estimate that, as of September 30, 2005, we controlled approximately 81.1 million tons of proven and probable coal reserves, of which we estimate that approximately 38.8 million tons are recoverable based on current coal prices and other factors discussed below. “Reserves” are defined by SEC Industry Guide 7 as that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. “Proven (Measured) Reserves” are defined by SEC Industry Guide 7 as reserves for which (1) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes, grade and/or quality are computed from the results of detailed sampling and (2) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established. “Probable (Indicated) Reserves” are defined by SEC Industry Guide 7 as reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

Our reserve estimates are based on geological data assembled and analyzed by our staff of geologists and engineers. Reserve estimates will be periodically updated to reflect past coal production, new drilling information and other geologic or mining data. Acquisitions or sales of coal properties will also change our reserves. Changes in mining methods or technology may increase or decrease the recovery basis for a coal seam. Our reserve estimates are subject to change as a result of various factors, including the acquisition, divestiture or depletion of reserves or the future analysis of known or existing data. We intend to engage third parties periodically to review or audit our reserve estimates. The most recent third party audit of certain of our reserves was conducted in November 2004.

We currently own approximately 65% of the real estate upon which our proven and probable coal reserves are located, with the remainder of our coal reserves subject to leases from third-party landowners. Generally, these leases convey mining rights to the coal producer in exchange for a percentage of gross sales in the form of a royalty payment to the lessor, subject to minimum annual payments. Leases generally last until all mineable coal is removed. Consistent with industry practice, we conduct only limited investigations of title to our coal properties prior to leasing. Title to lands and reserves of the lessors or grantors and the boundaries of our leased properties are not completely verified until we prepare to mine those reserves.

We currently estimate that 38.8 million tons of our estimated 81.1 millions tons of proven and probable reserves are recoverable by us. This estimate takes into account various factors that affect our ability to recover our reserves, including but not limited to current coal prices; the mining methods that may be used to extract particular reserves; geological and mining conditions; historical production from similar areas with similar conditions; the assumed effects of regulations and taxes by governmental agencies; assumptions governing future prices; future operating, development and reclamation costs; and mining technology improvements.

In addition, we believe that we have unproven deposits that have not yet been classified as reserves. Unproven deposits are coal-bearing bodies that have not been sufficiently sampled and analyzed in trenches, outcrops, drilling, and underground workings to assume continuity between sample points. This coal does not qualify as a commercially viable coal reserve as prescribed by SEC standards until a final comprehensive evaluation based on unit cost per ton, recoverability, and other material factors concludes legal and economic feasibility. Unproven coal deposits may be classified as such by either limited property control or geologic limitations, or both. These unproven deposits are located immediately adjacent to our known reserves. There has been previous mining activity on or near some of these sites, but we have not yet done adequate drilling or other exploration necessary to properly define these areas as reserves.

With respect to our reserve estimates, see “Risk Factors – We face numerous uncertainties in estimating our economically recoverable coal reserves, and inaccuracies in our estimates could result in lower than expected revenues, higher than expected costs or decreased profitability.”

Permitting

Mining companies must obtain numerous permits that impose strict regulations on various environmental and safety matters in connection with coal mining. These provisions include requirements for coal prospecting, mine plan development, topsoil removal, storage and replacement, selective handling of overburden materials, mine pit backfilling and grading, protection of the hydrologic balance, subsidence control for underground mines, surface drainage control, mine drainage and mine discharge control and treatment, and revegetation.

We must obtain permits from applicable Federal and state regulatory authorities before we begin to mine reserves. The mining permit application process is initiated by collecting baseline data to adequately characterize the pre-mine environmental condition of the permit area. This work includes surveys of cultural resources, soils, vegetation, wildlife, assessment of surface and ground water hydrology, climatology and wetlands. In conducting this work, we collect geologic data to define and model the soil and rock structures and coal that will be mined. We develop mine and reclamation plans by utilizing this geologic data and incorporating elements of the environmental data. The mine and reclamation plans incorporate the provisions of the Surface Mining Control and Reclamation Act of 1977 (the “SMCRA”), the state programs and the complementary environmental programs that impact coal mining. Also included in the permit application are documents defining ownership and agreements pertaining to coal, minerals, oil and gas, water rights, rights of way, and surface land and documents required of the OSM’s Applicant Violator System.

Once a permit application is prepared and submitted to the regulatory agency, it goes through a completeness review, technical review and public notice and comment period before it can be approved. Some SMCRA mine permits can take over a year to prepare, depending on the size and complexity of the mine and often take six months to sometimes two years to receive approval. Regulatory authorities have considerable discretion in the timing of the permit issuance and the public has rights to comment on and otherwise engage in the permitting process, including through intervention in the courts.

Preparation Plants

Currently, we operate two preparation plants; one in Straight Creek, Kentucky and one in Smoky Junction, Tennessee. Additionally, we have two idle preparation plants in Tennessee: one in Pine Mountain, Kentucky and the other at Baldwin, Tennessee. The preparation plants at Pine Mountain and Baldwin require capital expenditures to become operational. We intend to use a portion of the proceeds of this offering to acquire and improve a 42 mile rail line and to improve the Baldwin preparation plant facilities.

Transportation

We currently have two active railroad loading facilities: one in Turley, Tennessee and another in Straight Creek, Kentucky. We have inactive railroad loading facilities in Smoky Junction, Tennessee and in Baldwin, Tennessee. We plan to use part of the proceeds of this offering to improve the Baldwin and the Smoky Junction facilities. Our Turley, Tennessee rail load-out facility is on the NS rail system, and our Straight Creek, Kentucky rail load-out facility is on to the CSX rail system.

We have agreed, subject to the satisfaction of certain conditions, to purchase 42 miles of rail property that connects our Baldwin and Smoky Junction facilities, along with our coal reserves in the New River Tract and a portion of the TVA Tract, to the NS railroad. We plan to reopen the Baldwin facility to increase our production capacity. This rail line will minimize our internal trucking costs as we open up new mines in the New River Tract and the TVA Tract.

Geology

Known coal bearing strata on the New River Tract property include coal beds from the Crab Orchard and Crooked Fork groups, and the Slatestone, Indian Bluff, Graves Gap, Red Oak Mountain, Vowell Mountain and Cross Mountain formations. Only coal seams from the Blue Gem coal, located near the top of the Slatestone formation upwards, occur on the New River Tract. Core drilling has indicated the existence of coal as low as the Wilder coals at the top of the Gizzard Group. The strata that exist above the water drainage level consist mainly of relatively thick shale and siltstone sequences with sandstone layers. Coal seams occur in the shale sequences. We are targeting six coal seams on the New River Tract, and all of these seams are above the water drainage level. Other seams contain coal, but insufficient information is available to estimate mineability. The northern portion of the New River Tract property has not been explored by core drilling because the terrain generally is more difficult to access and the costs to explore this area are greater than we are willing to expend at this time.

Known coal bearing strata on the Straight Creek, Kentucky property include coal beds in the Hazard 4A and Copeland seams (on Pine Mountain) and Hazard 8 seam (on Straight Creek Mountain). Unlike the New River Tract, we have not had an internal report prepared by outside professional geologists for our Straight Creek property. We do, however, intend to engage an outside firm within the next twelve months to prepare such information.

Marketing and Sales

Our marketing and sales efforts are based in our corporate office in Knoxville, Tennessee and are led by our Vice President of Sales. Our sales efforts primarily are focused on increasing our customer base of public electric utilities primarily in the Southeastern region of the United States. We are also targeting industrial customers. For the nine months ended September 30, 2005, approximately 84% of our revenue was generated from coal sales to electric utility companies in the Southeastern United States. During the nine months ended September 30, 2005, our largest customers were Georgia Power, South Carolina Public Authority (Santee Cooper) and East Kentucky Power, representing approximately 30%, 25% and 12% of our revenues, respectively. We do not export any of our coal, and do not anticipate exporting any of our production for the foreseeable future.

Customers

During the nine months ended September 30, 2005, we generated all of our coal sales revenue from 15 customers, eight of which were electric utilities, four of which were industrial companies and three of which were resellers. At September 30, 2005, we had seven contracts of one year or longer.

We typically sell our coal for a specified tonnage amount and at a negotiated price pursuant to short-term and long term contracts. We also price coal sales on a one-day or one-shipment tonnage amount. The price per ton for these types of sales typically fluctuates in direct correlation to the price per ton of coal quoted on the New York Mercantile Exchange, which we refer to as the “spot price.” We intend to continue to reduce the price volatility for our coal by entering long-term supply contracts (contracts in excess of one year) for a majority of our coal production, which generally will provide us a fixed price for our coal over the term of the contract. We will continue to use the spot market to sell surplus coal produced above our long-term contract commitments.

We also sell coal that we purchase from third party coal producers on a case by case basis. We only enter into these transactions when the price per ton paid to these third party producers is below the price per ton at which we are able to sell the coal, usually from short term contracts. Additionally, when we have additional capacity, we charge third party coal producers a negotiated price per ton for their use of our load-out facility located in Turley, Tennessee. This load-out facility allows easy, direct access to load previously mined coal onto rail cars for shipment to their customers. We do not expect the sale of coal purchased from third party producers or the rental to third parties of our load-out facility to represent a material portion of our future business.

One of our long-term contracts, representing 12% of our sales during the nine months ended September 30, 2005, includes a “price reopener” provision, which is open between June 1, 2006 and July 31, 2006, that is intended to ensure that each party receives or pays a price that is not significantly higher or lower than current market prices. The contract requires that the parties agree on a new price for coal delivered under the contract. Another of our long-term contracts, representing 25% of our sales during the nine months ended September 30, 2005, includes a “price reopener” provision requiring that the price be set for 2006 and 2007 based on the equivalent prices of coal purchased by the customer during those years. However, the price cannot increase or decrease by more than 7% from the previous price. In addition, some of our contracts provide that the buyer may reject shipments, lower the purchase price, and/or terminate the contract in the event that the coal we deliver does not meet the agreed-upon specifications. As a result, our long-term contracts may provide only limited protection during adverse market conditions or if we are unable to deliver coal that meets the required specifications.

Competition

The coal industry is intensely competitive. There are numerous producers in the coal producing regions in which we operate. We compete with several major and a number of smaller coal producers in the Central/Southern Appalachia region. We also compete with producers of other fuels used in electricity generation, including nuclear, natural gas and hydroelectric producers. We compete with other coal producers and producers of other fuels based primarily on price, and we believe that the principal factors that determine the price at which our coal can be sold are: competition from energy sources other than coal, coal quality, efficiency in extracting and transporting coal, and proximity to customers.

The coal industry is dominated by a few major companies, including Peabody, Arch Coal, and Massey. These and other companies have significantly greater mineral and financial resources than we do. We compete on the basis of price, coal quality and characteristics, transportation costs, and reliability. With respect to customers in our region, we believe that we will be able to compete favorably due to our relatively low transportation costs. In addition, we believe that many customers prefer to receive their requirements from several different suppliers in order to reduce the risk that a single supplier would be unable to deliver. However, because many of our competitors have significantly greater resources than we do, they may be able to offer lower prices, better quality, and better service than us.

Employees

At September 30, 2005, we had approximately 220 full-time employees, of which approximately 185 were engaged in direct mining operations, approximately 15 in mining supervision, and approximately 20 in executive management, sales, legal and general administration. The average age of our employees engaged in direct mining operations is 39. None of our employees are covered by a collective bargaining agreement. We consider our relationship with our employees to be favorable.

In addition, we supplement our direct workforce by hiring contract miners to extract coal from several of our Kentucky mining properties. These contract miners are paid based on the amount of coal that they are able to extract, and they were responsible for approximately 41% of our total coal production for the nine months ended September 30, 2005. The contract miners are subject to the oversight of our general mine supervisor, although the contract miners engage their own supervisors who direct the mining operations by the contract miners. In order to successfully run our business operations, we are dependent upon our ability to hire and retain skilled mine workers. See “Risk Factors— A shortage of skilled labor in the mining industry could pose a risk to achieving optimal labor productivity and competitive costs, which could adversely affect our profitability.”

Description of Property

Our executive offices are located at 8915 George Williams Road, Knoxville, Tennessee 37923. We own our corporate office space. The bases of operations for our mining activities are located in Anderson, Campbell and Scott Counties, Tennessee, and Bell, Harlan and Leslie Counties, Kentucky. We also lease storage space in Eastern Tennessee to house our maps and other geological data.

With respect to our mining properties, please see the discussion above under “—Our Operations.”

Legal Proceedings

From time to time, we are parties to, or targets of, lawsuits, claims, investigations and proceedings, including those relating to environmental matters. For example, in 2003 several environmental groups instituted a lawsuit in the United States Court for the Eastern District of Tennessee challenging the decision of the Office of Surface Mining to approve certain permit revisions for one of our surface mines. They argue, among other things, that rather than issue a Finding of No Significant Impact under the National Environmental Policy Act, the agency should have required the preparation of an environmental impact statement before acting on the applications. In February 2005, the District Court ruled in favor of the agency and dismissed the case. This decision is on appeal to the United States Court of Appeals for the Sixth Circuit in April 2005. Previously, a second case alleging similar claims with respect to another permit revision was filed with the same federal District Court and remains pending. The same or associated parties have also filed actions before Administrative Boards to challenge the same issues. In addition, other environmental groups have filed a petition with the OSM to challenge the use of the lands of the New River Tract for mining. While we are unable to predict the outcome of these matters, we do not believe, based upon currently available facts, that the ultimate resolution of any such pending matters, including the matters just described, will have a material adverse effect on our overall financial condition, results of operations or cash flows. However, adverse developments could negatively impact earnings or cash flows in a particular future period.